Exhibit (n)(i)

AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

LEGG MASON GLOBAL TRUST, INC.:

LEGG MASON BATTERYMARCH INTERNATIONAL EQUITY TRUST

Legg Mason Global Trust, Inc. hereby adopts this Amended Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”) on behalf of its series, Legg Mason Batterymarch International Equity Trust (the “Fund”).

A.	GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

1. Class A Shares. A sales charge of 5.75% of the public offering price is imposed on the sale of Class A shares of the Fund. This charge may be reduced or waived according to a schedule set forth in the prospectus or for certain eligible investors or in conjunction with certain purchase plans described in the prospectus or statement of additional information. The charge does not apply to the reinvestment of distributions. The distributor may waive the collection of such charges from time to time.

Class A shares of the Fund are offered and sold without imposition of a contingent deferred sales charge (“CDSC”), except that purchases of Class A shares of the Fund in excess of $1 million that are sold on a load-waived basis (whether in a single sale or pursuant to a letter of intent or rights of accumulation) shall be subject to a CDSC of 1.00% of the net asset value of the shares at the time of their purchase or redemption, whichever is less, for a period of 1 year following the purchase of such shares.

Class A shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s prospectus for Class A shares. Class A shares are also available for purchase by exchange, as described below.

Class A shares of the Fund are subject to an annual distribution and service fee of up to 0.25%] of the average daily net assets of the Class A shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

2. Class C Shares. Class C shares of the Fund are offered and sold without imposition of an initial sales charge.

Class C shares of the Fund are offered and sold subject to a contingent deferred sales charge (“CDSC”) of 1.00% of the net asset value of the shares at the time of their purchase or redemption, whichever is less, for a period of 1 year following the purchase of such shares. The CDSC does not apply to shares purchased as reinvestment of distributions. The CDSC does not apply to Class C shares that were previously designated as Primary Class shares.

Class C shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s Class C prospectus. Class C shares are also available for purchase by exchange, as described below.

Class C shares of the Fund are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Class C shares of the Fund and an annual service fee of up to 0.25% of the average daily net assets of the Class C shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

3. Class I Shares. Class I shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees under the Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Class I shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s Class I prospectus. Class I shares are also available for purchase by exchange, as described below.

4. Class FI Shares. Class FI shares of the Fund are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

Class FI shares of the Fund are subject to an annual distribution fee of up to 0.15% of the average daily net assets of the Class FI shares of the Fund and an annual service fee of up to 0.25% of the average daily net assets of the Class FI shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Class FI shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s Class FI prospectus. Class FI shares are also available for purchase by exchange, as described below.

5. Class R Shares. Class R shares of the Fund are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

Class R shares of the Fund are subject to an annual distribution fee of up to 0.50% of the average daily net assets of the Class R shares of the Fund and an annual service fee of up to 0.25% of the average daily net assets of the Class R shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Class R shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s Class R prospectus. Class R shares are also available for purchase by exchange, as described below.

6. Class IS Shares. Class IS shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Class IS shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s Class IS prospectus. Class IS shares are also available for purchase by exchange, as described below.

7. Class R1 Shares. Class R1 shares of the Fund are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge.

Class R1 shares of the Fund are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Class R1 shares of the Fund and an annual service fee of up to 0.25% of the average daily net assets of the Class R1 shares of the Fund under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

Class R1 shares of the Fund are offered only to certain categories of investors as approved from time to time by the Directors and as set forth in the Fund’s Class R1 prospectus. Class R1 shares are also available for purchase by exchange, as described below.

B.	EXPENSE ALLOCATIONS OF EACH CLASS:

Certain expenses may be attributable to a particular class of shares of the Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

In addition to the distribution and service fees described above, each Class may also pay a different amount of the following other expenses:

(1)	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

(2)	Blue Sky fees incurred by a specific class of shares;

(3)	SEC registration fees incurred by a specific class of shares;

(4)	expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

(5)	Directors’ fees incurred as a result of issues relating to a specific class of shares;

(6)	litigation expenses or other legal expenses relating to a specific class of shares;

(7)	transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class; and

(8)	such other expenses actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than another class.

The Manager or its affiliates may agree to waive or forgo current payment of fees and/or reimburse the Class Expenses of any Class of any Series.

The Manager or its affiliates may agree to waive or forgo current payment of fees and/or reimburse the non-Class Expenses of any Series. Such waiver or reimbursement will be allocated to each Class of the Series in the same proportion as the fee or expense being waived or reimbursed.

C.	EXCHANGE PRIVILEGES:

Class A shares of the Fund may be exchanged for or acquired through an exchange of Class A shares of any other fund sold by Legg Mason Investor Services, LLC (“LMIS”) whose prospectus permits such exchanges.

Class C shares of the Fund may be exchanged for or acquired through an exchange of Class C shares of any other fund sold by LMIS whose prospectus permits such exchanges.

Class I shares of the Fund may be exchanged for or acquired through an exchange of Class I shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class FI shares of the Fund may be exchanged for or acquired through an exchange of Class FI shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class R shares of the Fund may be exchanged for or acquired through an exchange of Class R shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class IS shares of the Fund may be exchanged for or acquired through an exchange of Class IS shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

Class R1 shares of the Fund may be exchanged for or acquired through an exchange of Class R1 shares of any other fund sold by LMIS whose prospectus permits such exchanges, provided that the investor and the exchange meet the eligibility criteria of that class of that fund.

These exchange privileges may be modified or terminated by the Fund to the extent permitted by SEC rules or policies, and exchanges may be made only into funds that are legally available for sale in the investor’s state of residence.

D.	CLASS DESIGNATION:

Subject to approval by the Board of Directors of Legg Mason Global Trust, Inc., the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

E.	ADDITIONAL INFORMATION:

This Amended Multiple Class Plan is qualified by and subject to the terms of the then current Prospectus for the applicable classes; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Prospectus for the Fund contains additional information about the classes and the Fund’s multiple class structure.

F.	DATE OF EFFECTIVENESS:

This Amended Multiple Class Plan is effective on April 23, 2010, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Directors of Legg Mason Global Trust, Inc. and by vote of a majority of those directors who are not interested persons of Legg Mason Global Trust, Inc.

April 23, 2010

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